Exhibit 99.1
Contacts:

Media	Investors
Brad Bishop	Paul Blair	James T. Crines
574-372-4291	574-371-8042	574-372-4264
bradley.bishop@zimmer.com	paul.blair@zimmer.com	james.crines@zimmer.com
Zimmer Announces Expiration of Deferred Prosecution Agreement
(WARSAW, IN) March 30, 2009—Zimmer Holdings, Inc. (NYSE and SWX: ZMH), a leader in the orthopaedic industry, today announced that the Deferred Prosecution Agreement (DPA) with the United States Attorney’s Office for the District of New Jersey had expired as scheduled. The Company will no longer be subject to oversight by the monitor appointed under the DPA.
During the past 18 months, the Company has complied fully with the letter and spirit of the DPA and has made significant enhancements to its compliance structure and processes. The Company’s enhanced corporate compliance program addresses how the Company is to interact with physician collaborators, managing potential or perceived conflicts of interest inherent in consulting relationships while preserving the best elements of collaboration that drive innovation in medical devices and services.
“While the expiration of the DPA is an important milestone, the Company remains committed to operating ethically and transparently on a global basis to preserve the trust required for productive, professional collaboration that ultimately benefits patients,” said David Dvorak, Zimmer President and CEO.
The Company expects to remain subject to the terms of a Corporate Integrity Agreement it entered into with the Office of Inspector General of the Department of Health and Human Services until September 2012.

About Zimmer Holdings, Inc.
Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer designs, develops, manufactures and markets orthopaedic reconstructive, spinal and trauma devices, dental implants, and related surgical products. Zimmer has operations in more than 25 countries around the world and sells products in more than 100 countries. Zimmer’s 2008 sales were approximately $4.1 billion. The Company is supported by the efforts of approximately 8,500 employees worldwide.
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For more information about Zimmer, visit www.zimmer.com
Zimmer Safe Harbor Statement
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 based on current expectations, estimates, forecasts and projections about the orthopaedics industry, management’s beliefs and assumptions made by management. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially. For a list and description of such risks and uncertainties, see our periodic reports filed with the U.S. Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in our periodic reports. Readers of this document are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.